SCHEDULE A
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
                           dated May 7, 2010 between
                        THE ADVISORS' INNER CIRCLE FUND
                                      AND
                      AVIVA INVESTORS NORTH AMERICA, INC.

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance the following fee schedule:

Fund                                                                      Rate
----                                                                      -----
Aviva Investors MAP(SM) 2015 Fund ......................................  0.75%
Aviva Investors High Yield Bond Fund ...................................  0.50%
Aviva Investors Core Aggregate Fixed Income Fund .......................  0.30%